As filed with the Securities and Exchange Commission on August 11, 2003.

                                      Registration No. 333-__________


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

              FORM S-8 REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933


                        Print Data Corp.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)

          Delaware                                       16-1642709
-------------------------------                    ----------------------
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                     Identification Number)

43 New Brunswick Avenue, Hopelawn, New Jersey               08861
---------------------------------------------             ----------
(Address of principal executive offices)                  (Zip Code)


            PRINT DATA CORP. 2003 EMPLOYEE STOCK PLAN
            -----------------------------------------
                    (Full Title of the Plan)

                       David M. Bovi, Esq.
                 319 Clematis Street, Suite 700
                 West Palm Beach, Florida 33401
             ---------------------------------------
             (Name and Address of Agent for Service)

                          561-655-0665
  -------------------------------------------------------------
  (Telephone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Title Of Securities To Be     Amount To Be      Proposed Maximum   Proposed Maximum     Amount of
Registered                    Registered (1)    Offering Price     Per Aggregate        Registration Fee (2)
                                                Share(2)           Offering Price(2)
------------------------------------------------------------------------------------------------------------
Common stock, par
value $0.001 per share        300,000           $0.205             $61,500              $4.98

------------------------------------------------------------------------------------------------------------

(1) The number of shares being registered represents a specific number of shares of common stock issued to certain eligible participants in the Print Data Corp. 2003 Employee Stock Plan (the "Plan").

(2) This calculation is made solely for the purpose of determining the amount of the Registration Fee pursuant to Rule 457(c) and 457 (h). This offering price per share is established based on the average of the high and low prices for the common stock on the over-the-counter bulletin board on August 8, 2003.

                             PART I

    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
    ----------------------------------------------------

           This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock ("Common Stock") of Print Data Corp., a Delaware corporation (the "Company"), to certain persons who participate in the Print Data Corp. 2003 Employee Stock Plan (the "Plan").

          The  documents containing the information specified  in
Part I of this Form S-8 (Plan information, Company information and employee plan information) will be sent or given to participants as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
       --------------------------------------------------

ITEM 3.  INCORPORATION BY REFERENCE.
         --------------------------

          The  following documents filed by the Company with  the
Securities   and  Exchange  Commission  (the  "Commission")   are
incorporated in this Registration Statement by reference:

    (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002.
    (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
    (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.
    (d) The Company's Definitive Proxy Statement on Form 14A for the 2003 Annual Stockholder's Meeting.
    (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10-SB File No. 50140, filed on December 30, 2003, under the Securities Exchange Act of 1934.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

Our  bylaws contain the broadest form of indemnification for  our
officers   and  directors  and  former  officers  and   directors
permitted under Delaware law.  Our bylaws generally provide that:

1. We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith in a manner he reasonably believed to be in, or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

2. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent shall not create, of itself, a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in, or not opposed to, our best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

3. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in any defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys fees, actually and reasonably incurred by him in connection therewith.

4. Any indemnification shall be made only if a determination is made that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made either (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by the shareholders who were not parties to such action, suit or proceeding. If neither of the above determinations can occur because the board of directors consists of a sole director or the Company is owned by a sole shareholder, then the sole director or sole shareholder shall be allowed to make such determination.

5. Expenses incurred in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided above upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company.

6. The indemnification provided shall be in addition to the indemnification rights provided pursuant to the General Corporation Law of the State of Delaware, and shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
        -----------------------------------

     Not Applicable

ITEM 8. EXHIBITS.
        --------

          The following exhibits are filed with this Registration
Statement:

Exhibit
Number   Description
-------  -----------

  5.1 Opinion of David M. Bovi, P.A. as to the legality of the securities being registered.

  10.1   Print Data Corp. 2003 Employee Stock Plan adopted July  17,
         2003.*

  23.1   Consent of Weinberg & Company, P.A

  23.2   Consent of David M. Bovi, P.A. (contained in Exhibit 5.1).


* Incorporated by reference in the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.


ITEM 9.  UNDERTAKINGS.
         ------------

     (a)   The Company hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The Company hereby undertakes that, if the Company will offer the securities to existing security holders under warrants or rights and the Company will  reoffer  to the public any securities not taken by security holders, with any modifications that suit the particular case--The Company will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will
purchase and the terms of any later reoffering.   If the underwriters make
any public offering of the securities on terms different from those on the cover page of the prospectus, the Company will file a post-effective amendment to state the terms of such offering.

                           SIGNATURES
                           ----------

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopelawn, State of New Jersey on this 11th day of August, 2003.


PRINT DATA CORP.


By: /s/ Jeffrey I. Green
   -----------------------------
   Jeffrey I. Green, President
   Treasurer, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 11, 2003.


Signature                     Title
---------                     -----


/s/  Jeffrey I. Green         President, Treasurer, Secretary, Director
------------------------
Jeffrey I. Green


/s/  Phyllis S. Green         Executive Administrator, Director
------------------------
Phyllis S. Green

/s/ Matthew T. Henninger      Director
------------------------
Matthew T. Henninger


                        INDEX TO EXHIBITS
                        -----------------


Exhibit No.    Description
-----------    -----------

     5.1 Opinion of David M. Bovi, P.A. as to the legality of the securities being registered.

    10.1       Print Data Corp. 2003 Employee Stock Plan adopted July 17,
               2003.*

    23.1       Consent of Weinberg & Company, P.A

    23.2       Consent of David M. Bovi, P.A. (contained in Exhibit 5.1).


* Incorporated by reference in the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.